As filed with the Securities and Exchange Commission on October 1, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARSHALL EDWARDS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	51-0407811
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Marshall Edwards, Inc.

11975 El Camino Real, Suite 101, San Diego, CA 92130

(Address of Principal Executive Offices)

Marshall Edwards, Inc. Nonqualified Stock Option Grant to Daniel P. Gold

(Full Title of the Plan)

The Corporation Trust Company

The Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

(302) 658-7581

(Name, Address and Telephone Number of Agent for Service)

with copies to:

Daniel Gold President & Chief Executive Officer Marshall Edwards, Inc. 11975 El Camino Real, Suite 101 San Diego, CA 92130 (858) 792-6300	Steven A. Navarro, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.00000002 per share	220,390 shares	$3.47	$764,753.30	$54.53

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock issuable pursuant to the Marshall Edwards, Inc. Nonqualified Stock Option Grant as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Calculated pursuant to paragraph (h) of Rule 457 of the Securities Act (based upon the weighted average exercise price of the options). The foregoing calculation is solely for the purpose of determining the registration fee.
(3)	Based upon the proposed maximum offering price per share, calculated as described in footnote (2) above.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information *

Item 2. Registrant Information and Employee Plan Annual Information *

*     The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by Marshall Edwards, Inc. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 filed with the SEC on August 30, 2010;

(b)	The Registrant’s Current Report on Form 8-K filed with the SEC on July 20, 2010;

(c)	The Registrant’s Current Report on Form 8-K filed with the SEC on August 11, 2010;

(d)	The Registrant’s Current Report on Form 8-K filed with the SEC on September 8, 2010 (excluding any portion of such report that was furnished and not filed); and

(e)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 filed with the SEC on September 25, 2003 and any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Sections 145(a) and (b) of the Delaware General Corporation Law (the “DGCL”) provide that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Article Six of the Registrant’s Restated Certificate of Incorporation, as supplemented by Article Eleven of the Registrant’s Amended and Restated By-Laws, provides that each person who at any time is or was an officer or director of the Registrant, and is or was threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer or director of the Registrant, or is or was serving at the request of the Registrant as an officer or director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding to the full extent permitted by Section 145 of the DGCL.

Article Eleven of the Registrant’s Amended and Restated By-Laws provides that expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant as authorized in Article Eleven.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

Article Seven of the Registrant’s Restated Certificate of Incorporation eliminates the liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL. Any amendment to or repeal of Article Seven may not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 145(g) of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article Eleven of the Registrant’s Amended and Restated By-Laws permits the Registrant to purchase and maintain such insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of Article Eleven.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

4.1	Marshall Edwards, Inc. Nonqualified Stock Option Grant filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on April 26, 2010, and incorporated by reference herein.

4.2	Restated Certificate of Incorporation filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-109129) filed on September 25, 2003, and incorporated by reference herein.

4.3	Amendment to Certificate of Incorporation filed as Exhibit 3.1.1 to the Registrant’s Current Report on Form 8-K filed on March 31, 2010, and incorporated by reference herein.

4.4	Amended and Restated By-Laws filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 30, 2007, and incorporated by reference herein.

4.5	Specimen Stock Certificate filed as Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-109129) filed on October 31, 2003, and incorporated by reference herein.

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of BDO Kendalls (NSW).

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on this 1st day of October, 2010.

MARSHALL EDWARDS, INC.

By:	/s/ Daniel P. Gold
Name:	Daniel P. Gold
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Daniel P. Gold and Thomas M. Zech, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons, in the capacities indicated, on October 1, 2010.

Signature	Title

/s/ Daniel P. Gold Daniel P. Gold	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Thomas M. Zech Thomas M. Zech	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Bryan R.G. Williams Bryan R.G. Williams	Chairman of Board of Directors

/s/ Philip A. Johnston Philip A. Johnston	Director

/s/ Christine A. White Christine A. White	Director

/s/ Leah R. Cann Leah R. Cann	Director